Exhibit 1

FORM OF LOCK-UP AGREEMENT

                               , 2004

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated,

Wachovia Capital Markets, LLC

Jefferies & Company, Inc.
as Representatives of the several
Underwriters to be named in the
within-mentioned Purchase Agreement

c/o Merrill Lynch & Co.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

4 World Financial Center
New York, New York  10080

Re:                               Proposed Public Offering by Ares Capital Corporation

Dear Sirs:

The undersigned, a stockholder, officer, director, employee, partner and/or affiliate of Ares Capital Corporation, a Maryland corporation (the “Company”), or Ares Capital Management LLC, a Delaware limited liability company (the “Adviser”), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Wachovia Capital Markets, LLC and Jefferies & Company, Inc. propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the public offering of shares (the “Securities”) of the Company’s common stock, par value $.001 per share (the “Common Stock”).  In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, officer, director, employee, partner and/or affiliate of the Company or Adviser, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 180 days from the date of the Purchase Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may transfer Common Stock either during his or her lifetime as a bona fide gift or on death by will or intestacy to a member of his or her immediate family or to a trust, the beneficiaries of which are exclusively the undersigned and/or a member or members of his or her immediate family or to a charitable organization;  provided, however, that it shall be a condition to any of the foregoing transfers described in this paragraph that prior to or concurrently with the transfer, the transferee execute and deliver an agreement to Merrill Lynch (on behalf of the Underwriters) stating that the transferee will receive and hold the Common Stock subject to this letter, and there shall be no further transfer of such Common Stock except in accordance with this letter.

Very truly yours,

[NAME]

Signature:

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